EXHIBIT 99.1
Investor Relations Contacts:
Keith Terreri, Vice President — Finance & Treasurer
Jim Mathias, Director — Investor Relations
214-570-4641
investor_relations@metropcs.com
MetroPCS Releases Fourth Quarter 2008 Subscriber Results
Fourth Quarter 2008 Subscriber Highlights Include:
•	Quarterly net subscriber additions of approximately 520 thousand, highest quarterly net additions in company history

•	74% increase in year over year net additions

•	55% increase in year over year gross additions
DALLAS (January 6, 2009) — MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for an affordable flat-rate with no signed contract, today announced selected subscriber information for the quarter ended December 31, 2008.
In the fourth quarter of 2008, on a consolidated basis, MetroPCS reported gross additions of approximately 1.3 million subscribers, which represents an increase of 55% over the fourth quarter of 2007. Churn for the fourth quarter of 2008 was 5.1% compared to 4.8% in the fourth quarter of 2007. MetroPCS ended the fourth quarter of 2008 with approximately 5.4 million subscribers, which includes net additions during the quarter of approximately 520 thousand subscribers, representing an increase of 74% over the fourth quarter of 2007. MetroPCS added over 1.4 million subscribers during the year ended December 31, 2008, which is an increase of approximately 37% over the subscriber additions during the year ended December 31, 2007, and has continued to achieve incremental penetration in every Core and Expansion Market.
“We are very pleased to report fourth quarter net additions of 520 thousand, the highest quarterly net additions in company history. During the fourth quarter and for the full year 2008, our strong subscriber growth continues to prove the resiliency of the MetroPCS business model in the midst of the current unprecedented economic environment. As voice continues to go wireless, our innovative unlimited service offerings are uniquely tailored to provide subscribers with a predictable, affordable and flexible wireless solution that meets their needs,” said Roger D. Linquist, MetroPCS’ Chairman, President and Chief Executive Officer.
“This year, for the sixth consecutive year, we have grown our subscriber base by 35% or higher. We are excited about our future growth potential given current landline replacement trends, the resiliency of our business model, as well as the incremental growth we expect from our planned service launches including Boston and New York in early 2009.”

Subscriber Metrics

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Consolidated Market Subscribers
End of Period	5,366,833	3,962,786	5,366,833	3,962,786
Net Additions	519,519	298,568	1,404,047	1,021,800
Core Markets Subscribers
End of Period	2,986,876	2,658,905	2,986,876	2,658,905
Net Additions	141,144	80,886	327,971	357,947
Expansion Markets Subscribers
End of Period	2,379,957	1,303,881	2,379,957	1,303,881
Net Additions	378,375	217,682	1,076,076	663,853
The subscriber results of the fourth quarter of 2008 may not be reflective of subscriber results for any subsequent period.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 149 million people in the largest metropolitan areas in the United States, including New York City, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Detroit, Boston, Miami, Tampa, and Sacramento. MetroPCS ranked “Highest In Customer Satisfaction With Wireless Prepaid Service” in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study in July of 2008. As of December 31, 2008, MetroPCS has approximately 5.4 million subscribers. For more information please visit www.metropcs.com.
Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	an economic slow down, recession or depression in the United States;

•	the state of the capital markets and the United States economy;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we are projecting;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation of our services, including regulations implemented by the new administration, and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our ability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q, in Part I, Item 1A, “Risk Factors”.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The Company does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.